Exhibit 10.4

FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made effective as of the 21St day of July, 2014, by and between ERB PROPCO SAV LLC, a Delaware limited liability company ("Seller"), and SENTIO STAY LANDLORD, LLC, a Delaware limited liability company ("Buyer").

RECITALS

WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement dated May 22, 2014, as amended by that certain First Amendment to Purchase and Sale Agreement dated July 6, 2014, as amended by that certain Second Amendment to Purchase and Sale Agreement dated July 7, 2014, and as amended by that certain Third Amendment to Purchase and Sale Agreement (the "Third Amendment") dated July 14, 2014 (as amended, the "Purchase and Sale Agreement"), pursuant to which Seller agreed to sell, and Buyer agreed to purchase, certain real property located at 13801 East Yale Avenue, Aurora, Colorado, as more particularly described in the Purchase and Sale Agreement.

WHEREAS, Seller and Buyer desire to make certain amendments to the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.          Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Purchase and Sale Agreement.

2.          ADA and FHA Issues. With respect to certain non-compliance or potential noncompliance with the American with Disabilities Act, and the regulations promulgated thereunder (collectively, the "ADA"), or the Fair Housing Act, and the regulations promulgated thereunder (collectively, the "FHA"), alleged by Buyer with respect to the Property which are set forth on Exhibit A hereto (items on Exhibit A addressing compliance with the ADA hereinafter referred to as "ADA Issues" and items on Exhibit A addressing compliance with the FHA hereinafter referred to as "FHA Issues"; provided, however, that an FHA Issue shall refer only to one individual "Unit" of each "Quantity" of such issue as such terms are set forth in Exhibit A as opposed to such issues viewed in the aggregate), the parties hereby agree as follows:

a.	ADA Issues. Seller shall undertake to use commercially reasonable efforts to cure the ADA Issues prior to Closing. To the extent that any of the ADA Issues are not cured prior to Closing, an amount equal to the difference when subtracting (1) all costs incurred by Seller after the date hereof in connection with curing the ADA Issues until and including the Closing Date from (2) Seller's estimated total cost to cure such ADA Issues as set forth on Exhibit A of that certain ADA/FHA Issues Notice received by Seller on July 17, 2014 (the "Issues Notice"), shall be credited against the Purchase Price in favor of Buyer at Closing.

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b.	FHA Issues. From Closing until the Expiration Date (as such term is defined in the Holdback Escrow Agreement), to the extent that (i) a resident subject to an active Resident Agreement (each a "Resident") of the Property registers a bona fide complaint regarding an FHA Issue directly affecting such Resident, or Tenant and/or Existing Manager otherwise has actual knowledge of such a complaint (an "FHA Complaint"), (ii) Tenant and/or Existing Manager, pursuant to operational changes or adjustments or otherwise, is unable to resolve such FHA Complaint, and (iii) the FHA Complaint, in Buyer's commercially reasonable judgment, can only be resolved by making physical modifications to the Property (collectively, a "Qualified FHA Issue"), Seller agrees to indemnify Buyer against the reasonable and actual out-of-pocket costs of physical modifications to the Property necessary to cure such Qualified FHA Issue which costs, in each case, shall not exceed the estimated unit cost for such FHA Issue set forth on Exhibit A hereto; provided, however, as to each Qualified FHA Issue, the scope thereof shall be limited to the FHA Issue present within the units designated exclusively for the Resident (pursuant to such Resident's respective Resident Agreement) bringing such FHA Complaint.

c.	FHA Indemnity Limited. Notwithstanding anything to the contrary herein or in the Purchase and Sale Agreement, except for Seller's obligations expressly set forth in this Amendment, (i) Buyer hereby waives any and all rights of termination, extension, notice or consent and any other rights of Buyer that would otherwise accrue in favor of Buyer pursuant to the Purchase and Sale Agreement (including, without limitation, any right of Buyer to assert a claim for breach of any representation or warranty contained in Section 4.9 of the Purchase and Sale Agreement and any right to indemnification from Seller pursuant to Article X of the Purchase and Sale Agreement) by reason of, arising from, or in connection with any ADA and FHA Issues (as defined in the Third Amendment), any ADA Issues and any FHA Issues, and (ii) any ongoing ADA and FHA Issue (as defined in the Third Amendment), ADA Issues or FHA Issues on the Closing Date shall not cause the failure to satisfy any condition precedent to Closing.

d.	Waiver of Termination Right. In consideration of Seller's undertakings and obligations under this Amendment, Buyer hereby waives any right to terminate the Purchase and Sale Agreement or receive a refund of the Earnest Money Deposit pursuant to the terms of Section 6.b of the Third Amendment.

e.	No Implicit Acknowledgement. Notwithstanding anything to the contrary, Buyer hereby acknowledges and agrees that none of the foregoing shall be deemed, construed or in any way interpreted to be an acknowledgement by Seller of any non-compliance or potential non-compliance of the Property with the ADA or the FHA.

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3.          Closing Date. Buyer will have the right to adjourn the Closing Date either (i) to a date which is no later than August 29, 2014 ("Buyer's Adjourned Closing Date") provided, and on the express condition, that prior to 5:00 P.M. Eastern Standard Time on August 8, 2014, Buyer delivers written notice of adjournment, accompanied by an additional Earnest Money Deposit to Escrow Agent of Six Hundred and Twenty-Five Thousand Dollars ($625,000.00) (the "Additional Deposit"), in which case, the Additional Deposit shall be applied to the Purchase Price upon Closing in accordance with Section 2.4 of the Purchase and Sale Agreement, or (ii) by increments of one (1) calendar week each, provided, and on the express condition, that prior to 5:00 P.M. Eastern Standard Time of the then current latest Closing Date set forth in the Purchase and Sale Agreement (after taking into account any previous adjournments of the Closing Date), Buyer delivers written notice of such one-week adjournment, accompanied by a deposit to Escrow Agent of One Hundred Thousand Dollars ($100,000.00), to be paid to Seller upon Closing, which deposit shall be non-refundable and shall not be applied to the Purchase Price upon Closing notwithstanding anything to the contrary including Section 2.4 of the Purchase and Sale Agreement.

4.          Force and Effect. Except as hereby amended and modified, the Purchase and Sale Agreement shall remain in full force and effect in accordance with its terms. To the extent any provisions contained herein conflict with the Purchase and Sale Agreement or any other agreements between Seller and Buyer, the provisions contained herein shall supersede such conflicting provisions contained in the Purchase and Sale Agreement or other agreements.

5.          Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument. Delivery of signature by e-mail or facsimile shall be valid and binding.

[Signature Page Follows]

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IN WITNESS WHEREOF, Seller and Buyer have caused this Amendment to be executed as of the date first written above.

BUYER:

SENTIO STAV LANDLORD, LLC

By:	/s/ John Mark Ramsey
Name: John Mark Ramsey
Its: Authorized Signatory

SELLER:

ERB PROPCO SAV LLC

By: ERB PROPCO HOLDCO I LLC
Its: Sole Member

By: ERB SENIOR LIVING, L.L.C.
Its: Sole Member

By: EVERGREENSLP, LLC
Its: Manager

By:	/s/ Brian E. Dowd
Name: Brian E. Dowd
Title: Chief Financial Officer

EXHIBIT A

	Description	Quantity	Unit	jEst. Unit Cost	Total
ADA Issues
1.	Remove and replace select areas of concrete pavement in the path of travel where the cross slope exceeds the allowable maximum of1:48	400	sf	$8.50	$3,400

2.	Remove and replace the toilet tanks at the common area restrooms where the flush control is not on the open side of the room.	8	each	$75.	$600

FHA Issues
3.	Modify the kitchens in the Independent Living units to allow for clear floor space of 15" on center for a forward approach at the sink and provide removable cabinets with a finished floor below. The current measurement was noted to be approximately 14" on center of the sink to the opposing cabinets.	151	each	$550	$83,050

4.	Modify the kitchens at the IL units where the counter does not allow for clear floor space at the range due to the adjacent peninsula counter.	35	each	$750	$26,250

5.	Modify bathrooms at the IL and AL units to allow for clear floor space at the showers to be flush with the control walls.	202	each	$2,500	$505,000

6.	Reverse the swing of the door a the second bathrooms within the IL units to allow for clear floor space outside the swing of the door.	93	each	$350	$32,550

7.	Provide for a 1:2 bevel at the threshold of the balcony doors at the IL units	151	each	$150	$22,650
Total					$673,500